Exhibit 3

Summary translation of Hebrew Agreement

SHARE PURCHASE AGREEMENT
Entered into in Herzeliya on December 5, 2011

Between:
D.B.S.I Investments Ltd.
Of 85 Medinat Hayehudim Street
Herzeliya, 49514
(the “Purchaser”)	On the one hand;

And:
Zvi Fried
Of 19 Hakalanit Street
Ra’anana
(the “Seller”)	On the second hand;

WHEREAS	the Seller is the holder of options to purchase 22,951 Ordinary Shares, par value NIS 3.00 each (the “Options”), of Pointer Telocation Ltd., company number 520041476 (“Pointer”); and

WHEREAS
the Seller approached the Purchaser in an offer to purchase from him the 22,951 Ordinary Shares, par value NIS 3.00 each, of Pointer which shall result from the exercise of the Options (the “Purchased Shares”); and

WHEREAS	the Purchaser agreed to the offer of the Purchaser and is interested in purchasing the Purchased Shares from the Purchaser; and

WHEREAS	the parties are interested in setting forth their legal relationship in respect of the purchase of the Purchased Shares as more fully set forth herein.

Now, therefore the parties hereby agree as follows:

1.	The Purchaser undertakes that immediately upon the execution of this Agreement is shall provide ESOP Trust Company Ltd. with a notice of exercise of the Options.

2.	The Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller the Purchased Shares.

3.	In consideration for the Purchased Shares the Purchaser shall pay to the Seller, a price per share of $4.00, and an aggregate consideration of $91,804 (the “Consideration”).

4.
The Consideration shall be transferred by the Purchaser to ESOP Trust Company Ltd. which shall hold the Consideration in trust and shall act in accordance with the Letter of Instructions attached hereto as Exhibit A, including in respect of payment of tax to be withheld from the Consideration and payment of commissions.

5.	The Seller alone shall be responsible for payment of tax resulting from the sale of the Purchased Shares.

6.	The Seller hereby declares that the Purchased Shares, on the date of their transfer, shall be free and clear of any pledge, lien, encumbrance or third party right.

7.	The Purchased Shares are being sold to the Purchaser in a transaction outside the market.

8.
The Seller hereby declares and confirms that he is aware that the Purchaser has information which has not yet been disclosed to the public, and which may be considered as “Inside Information” as defined in the Israeli Securities Law – 1968 (“Inside Information”) which may affect the prices of the share in the bourse in the near future.

9.
The Seller hereby declares and confirms that upon execution of this agreement the Purchaser disclosed to him the Inside Information held by the Purchaser and that as of the date of execution of this agreement he holds such Inside Information. Upon sale of the Purchased Shares the Seller waives any claim and/or demand against the Purchaser and/or Pointer regarding the Purchased Shares, including in respect of an increase of the price per share in the market and the profit which the Purchaser may benefit of as a result thereof.

10.
The Seller undertakes towards the Seller that he shall not make any use of the Inside Information and shall not disclose it to any third party and that except for the sale of the Purchased Shares he shall not purchase and/or sell additional shares of Pointer as long as he holds Inside Information that has not been disclosed.

IN WITNESS HEREOF:

(-)	(-)
D.B.S.I Investments Ltd.	Zvi Fried

2

December 5, 2011

To:
ESOP Trust Company Ltd.

Dear Sirs,

Re:           Letter of Instructions to Trustee

The undersigned, D.B.S.I Investments Ltd. (the “Purchaser”) hereby approaches you further to a Share Purchase Agreement, for purchase of shares outside the market, entered into between the Purchaser and Zvi Fried, pursuant to which Zvi Fried shall sell to the Purchaser 22,951 Ordinary Shares, par value NIS 3.00 each (the “Purchased Shares”) of Pointer Telocation Ltd. (“Pointer”) at a price per share of $4.00.

Following are details of the option grants in connection with the Purchased Shares:
•	13,951 options granted January 28, 2007;
•	9,000 options granted December 26, 2007.

The Purchaser shall transfer to ESOP Trust Company Ltd. (the “Trustee”) an aggregate amount of $91,804 which constitute the consideration for the Purchased Shares.

The Trustee undertakes that after receipt of the consideration, receipt of notice of exercise for the purchase of the Purchased Shares by Zvi Fried and after receipt of the shares in the account of the Trustee from AST, the Trustee shall act as follows:
(i)	Transfer the Purchased Shares to the account of the Purchaser;
(ii)	Transfer to Pointer the exercise price of the Options exercised by Zvi Fried;
(iii)	Withhold tax at source as required by law;
(iv)	Deduct commissions;
(v)	Transfer the balance of the consideration to the account of Zvi Fried.

Sincerely,

(-)
D.B.S.I Investments Ltd.

The undersigned, Zvi Fried confirms that above and requests the Trustee to act in accordance with this letter.

(-)
Zvi Fried

The undersigned, ESOP Trust Company Ltd., confirms receipt of the Letter of Instructions from D.B.S.I. Investments Ltd. and undertakes to act accordingly.

(-)
ESOP Trust Company Ltd.

3